                                 ONEWAVE, INC.
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   EXHIBIT 11

                                                 THREE MONTHS ENDED
                                        ---------------------------------
                                          MARCH 31, 1996   MARCH 31, 1997
                                        ---------------------------------

Net loss                                         $ 8,515          $ 2,401

Weighted average shares outstanding
   during the period (1)                          10,737           14,979

Common stock equivalent shares (1)                 2,404                -
                                        ---------------------------------

Weighted average number of common and
   common stock equivalents                       13,141           14,979


Net loss per common and common
   equivalent share                              $  (.65)         $  (.16)
                                                 =======          =======


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(1)   In accordance with the Securities and Exchange Commission Staff Accounting
      Bulletin No.83 ("SAB 83") all common and common equivalent shares and other potentially dilutive instruments (including stock options, redeemable convertible preferred stock and convertible preferred stock)
      issued during the last twelve month period prior to the date of the IPO have been included in the calculation as if they were outstanding for the period ended March 31, 1996.